Exhibit 99.1

LIONSGATE REPORTS RESULTS FOR FIRST QUARTER 2016

Adjusted EBITDA is $70.3 Million; Net Income is $40.7 Million or Basic EPS of $0.28

Company Reports Free Cash Flow of $94.7 Million

Results Reflect Strong Television Performance Driven by 73% Increase in International Licensing

Record Filmed Entertainment Backlog Increases to Over $1.3 Billion

SANTA MONICA, CA, and VANCOUVER, BC, August 6, 2015 - Lionsgate (NYSE: LGF) today reported revenue of $408.9 million, adjusted EBITDA of $70.3 million, adjusted net income of $48.9 million or adjusted basic EPS of $0.33, net income of $40.7 million or basic EPS of $0.28 and free cash flow of $94.7 million for the first quarter of fiscal 2016 (quarter ended June 30, 2015).

The Company’s EBITDA and EPS results in the quarter reflected another strong performance from its television production business, driven by a 73% surge in revenue from licensing of international programming, continued momentum at its EPIX pay television partnership and lower theatrical marketing expenses.

“We’re pleased to report strong financial results with continued robust free cash flow contributing to the strongest balance sheet in the Company’s history,” said Lionsgate Chief Executive Officer Jon Feltheimer. “We believe that we’re exceptionally well positioned to use the depth of our film and television pipelines, our natural advantages as a global content company with few legacy constraints and the strength of our capital structure to continue moving quickly and opportunistically in a dynamic and disruptive industry environment.”

Adjusted EBITDA of $70.3 million for the quarter compared to adjusted EBITDA of $88.6 million in the prior year quarter. Adjusted net income of $48.9 million or adjusted basic EPS of $0.33 for the quarter compared to adjusted net income of $56.8 million or adjusted basic EPS of $0.41 in the prior year quarter.

Net income for the quarter was $40.7 million or basic EPS of $0.28 on 147.6 million weighted average number of common shares outstanding compared to $43.3 million or basic EPS of $0.31 on 138.5 million weighted average number of common shares outstanding during the prior year quarter.

Revenue of $408.9 million for the quarter compared to $449.4 million in the prior year quarter.

The Company reported free cash flow of $94.7 million in the quarter.

Record Filmed Entertainment Backlog Increases to Over $1.3 Billion

Lionsgate’s filmed entertainment backlog, or already contracted future revenue not yet recorded, rose to an all-time high of over $1.3 billion at June 30, 2015, compared to $1.1 billion at March 31, 2015.

During the quarter, the Company declared another quarterly cash dividend of $0.07 per common share payable on August 7, 2015 to shareholders of record as of June 30, 2015.

Company’s Combined Cash Balance and Availability Approaches $1 Billion

The Company reported a combined cash balance and availability on its revolving credit facility of nearly $1.0 billion at June 30, 2015.

Overall Motion Picture segment revenue for the quarter was $275.4 million compared to $331.9 million in the prior year quarter. Within the Motion Picture segment, theatrical revenue declined to $23.1 million. While the one wide release in the quarter, The Age of Adaline, had a strong theatrical box office performance, the Company recorded only its distribution fee as theatrical revenue under the terms of its distribution arrangement with Lakeshore Entertainment.

The Company anticipates 13 wide releases during the remainder of the fiscal year, including The Hunger Games: Mockingjay - Part 2, Allegiant - Part 1, the supernatural thriller The Last Witch Hunter and the critically-acclaimed revenge thriller Sicario.

Lionsgate’s home entertainment revenue from motion picture and television production for the quarter was $129.5 million compared to $140.9 million in the prior year quarter with four recent wide release theatrical titles distributed on home entertainment platforms compared to five recent wide release theatrical titles, including The Hunger Games: Catching Fire, distributed in the prior year quarter. The decline offset gains from increased home entertainment revenue from television programming. The hit film Insurgent launched to robust numbers on packaged media, VOD and electronic sell-through platforms after the quarter.

Television revenue included in the Motion Picture segment of $48.4 million in the quarter compared to $58.8 million in the prior year quarter.

International Motion Picture segment revenue for the quarter was $84.8 million compared to $90.7 million in the prior year quarter.

Strong Television Production Performance Driven by 73% Increase in International Television Revenue

Television production segment revenue grew 14% to $133.6 million in the quarter compared to $117.5 million in the prior year quarter, driven by a 73% increase in international television revenue reflecting licensing revenue from the first three seasons of Orange is the New Black. This growth offset a decline in domestic television revenue due to timing of deliveries. The Company expects to add 16 original new series to its current pipeline of programming during the fiscal year.

Lionsgate senior management will hold its analyst and investor conference call to discuss its fiscal 2016 first quarter financial results at 9:00 A.M. ET/6:00 A.M. PT on Friday, August 7, 2015. Interested parties may participate live in the conference call by calling 1-800-230-1074 (612-288-0329 outside the U.S. and Canada).  A full digital replay will be available from Friday morning, August 7 through Friday, August 14 by dialing 1-800-475-6701 (320-365-3844 outside the U.S. and Canada) and using access code 363943.

ABOUT LIONSGATE

Lionsgate is a premier next generation global content leader with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, digital distribution, new channel platforms, video games and international distribution and sales. The Company currently has over 30 television shows on more than 20 networks spanning its primetime production, distribution and syndication businesses, including such critically-acclaimed hits as Orange is the New Black, the multiple Emmy Award-winning drama Mad Men, the broadcast network series Nashville, the syndication success The Wendy Williams Show, the drama series Manhattan and the breakout comedy The Royals.

Its feature film business has been fueled by such successes as the blockbuster first three installments of The Hunger Games franchise, the first two installments of the Divergent franchise, The Age of Adaline, John Wick, CBS Films/

Lionsgate’s The Duff, Now You See Me, Roadside Attractions’ Love & Mercy and Mr. Holmes and Pantelion Films’ Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate. The Company handles a prestigious and prolific library of approximately 16,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.
***
For further information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com

The matters discussed in this press release include forward-looking statements, including those regarding the performance of future fiscal years. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films and television series, budget overruns, limitations imposed by our credit facility and notes, unpredictability of the commercial success of our motion pictures and television programming, the cost of defending our intellectual property, difficulties in integrating acquired businesses, risks related to our acquisition strategy and integration of acquired businesses, the effects of disposition of businesses or assets, technological changes and other trends affecting the entertainment industry, and the risk factors as set forth in Lionsgate’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2015, which risk factors are incorporated herein by reference. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2015	March 31, 2015
	(Amounts in thousands, except share amounts)
ASSETS
Cash and cash equivalents	$196,550	$102,697
Restricted cash	2,508	2,508
Accounts receivable, net of reserves for returns and allowances of $49,508 (March 31, 2015 - $64,362) and provision for doubtful accounts of $4,175 (March 31, 2015 - $4,120)	761,216	891,880
Investment in films and television programs, net	1,539,828	1,381,829
Property and equipment, net	28,354	26,651
Investments	499,009	438,298
Goodwill	323,328	323,328
Other assets	75,278	74,784
Deferred tax assets	43,716	50,114
Total assets	$3,469,787	$3,292,089
LIABILITIES
Senior revolving credit facility	$—	$—
5.25% Senior Notes	225,000	225,000
Term Loan	400,000	375,000
Accounts payable and accrued liabilities	220,314	332,473
Participations and residuals	501,760	471,661
Film obligations and production loans	776,411	656,755
Convertible senior subordinated notes	98,463	114,126
Deferred revenue	291,812	274,787
Total liabilities	2,513,760	2,449,802
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Common shares, no par value, 500,000,000 shares authorized, 148,261,908 shares issued (March 31, 2015 - 145,532,978 shares)	868,487	830,786
Retained earnings	44,028	13,720
Accumulated other comprehensive income (loss)	43,512	(2,219)
Total shareholders’ equity	956,027	842,287
Total liabilities and shareholders’ equity	$3,469,787	$3,292,089

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	June 30,
	2015	2014
	(Amounts in thousands, except per share amounts)
Revenues	$408,941	$449,383
Expenses:
Direct operating	230,310	238,873
Distribution and marketing	71,924	97,321
General and administration	60,712	64,079
Depreciation and amortization	1,830	1,346
Total expenses	364,776	401,619
Operating income	44,165	47,764
Other expenses (income):
Interest expense
Cash interest	10,371	9,442
Amortization of debt discount and deferred financing costs	2,254	3,530
Total interest expense	12,625	12,972
Interest and other income	(600)	(1,018)
Total other expenses, net	12,025	11,954
Income before equity interests and income taxes	32,140	35,810
Equity interests income	11,388	18,210
Income before income taxes	43,528	54,020
Income tax provision	2,844	10,759
Net income	$40,684	$43,261

Basic net income per common share	$0.28	$0.31
Diluted net income per common share	$0.26	$0.30

Weighted average number of common shares outstanding:
Basic	147,619	138,509
Diluted	157,498	152,210

Dividends declared per common share	$0.07	$0.05

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 30,
	2015	2014
	(Amounts in thousands)
Operating Activities:
Net income	$40,684	$43,261
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,830	1,346
Amortization of films and television programs	160,419	158,808
Amortization of debt discount and deferred financing costs	2,254	3,530
Non-cash share-based compensation	16,591	16,537
Distribution from equity method investee	—	6,230
Equity interests income	(11,388)	(18,210)
Deferred income taxes	791	5,105
Changes in operating assets and liabilities:
Restricted cash	—	1,391
Accounts receivable, net	134,173	169,514
Investment in films and television programs	(315,861)	(263,851)
Other assets	(2,514)	382
Accounts payable and accrued liabilities	(95,336)	(95,666)
Participations and residuals	29,916	(1,539)
Film obligations	(9,218)	(34,589)
Deferred revenue	16,776	(4,883)
Net Cash Flows Used In Operating Activities	(30,883)	(12,634)
Investing Activities:
Proceeds from the sale of equity method investees	—	14,575
Investment in equity method investees	(800)	(9,650)
Purchases of property and equipment	(3,248)	(1,427)
Net Cash Flows Provided By (Used In) Investing Activities	(4,048)	3,498
Financing Activities:
Senior revolving credit facility - borrowings	—	170,000
Senior revolving credit facility - repayments	—	(183,619)
Term Loan - borrowings, net of deferred financing costs of $616	24,384	—
Convertible senior subordinated notes - repurchases	(5)	(16)
Production loans - borrowings	203,087	207,953
Production loans - repayments	(74,276)	(36,859)
Repurchase of common shares	—	(109,529)
Dividends paid	(10,187)	(7,066)
Excess tax benefits on equity-based compensation awards	45	2,771
Exercise of stock options	3,118	406
Tax withholding required on equity awards	(16,082)	(10,247)
Net Cash Flows Provided By Financing Activities	130,084	33,794
Net Change In Cash And Cash Equivalents	95,153	24,658
Foreign Exchange Effects on Cash	(1,300)	22
Cash and Cash Equivalents - Beginning Of Period	102,697	25,692
Cash and Cash Equivalents - End Of Period	$196,550	$50,372

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	Three Months Ended
	June 30,
	2015	2014(1)
	(Amounts in thousands)
Net income	$40,684	$43,261
Depreciation and amortization	1,830	1,346
Cash interest	10,371	9,442
Noncash interest expense	2,254	3,530
Interest and other income	(600)	(1,018)
Income tax provision	2,844	10,759
EBITDA	$57,383	$67,320

Stock-based compensation(2)	16,879	16,421
Restructuring and other items(3)	—	4,888
Backstopped prints and advertising expense	(3,934)	—
Adjusted EBITDA(1)	$70,328	$88,629

(1)
The definition of Adjusted EBITDA now includes the gains or losses from the sale of equity method investments. Accordingly, Adjusted EBITDA for the quarter ended June 30, 2014 has been revised to include the $11.4 million gain on the sale of the Company’s interest in FEARnet which occurred April 2014. This presentation is consistent with the Company's increasing investment activity and practice of including equity interest income and losses from equity method investments in Adjusted EBITDA. Prior to the sale of FEARnet, the Company recognized cumulative equity interest losses before income taxes of approximately $11.7 million from its interest in FEARnet.

(2)	The three months ended June 30, 2015 and 2014 include cash settled SARs expense of $0.3 million and $1.1 million, respectively.

(3)
Restructuring and other items includes certain unusual items, such as severance and restructuring charges, and certain transaction related costs, when applicable. Amounts in the quarter ended June 30, 2014 primarily represent severance costs associated with the integration of the marketing operations of the Company's Lionsgate and Summit film labels and costs related to the move of our international sales and distribution organization to the United Kingdom. Approximately $1.2 million of these costs are non-cash charges resulting from the acceleration of vesting of stock awards.

EBITDA is defined as earnings before interest, income tax provision, and depreciation and amortization. EBITDA is a non-GAAP financial measure.

Adjusted EBITDA represents EBITDA as defined above adjusted for stock-based compensation, restructuring and other items, and backstopped prints and advertising expense. Stock-based compensation represents compensation expenses associated with stock options, restricted share units and cash and equity settled stock appreciation rights ("SARs"). Restructuring and other items includes certain unusual items, such as severance and restructuring charges, and certain transaction related costs, when applicable. Backstopped prints and advertising expense ("P&A") represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a first dollar loss guarantee (subject to a cap) that such expense will be recouped from the performance of the film (which results in minimal risk of loss to the Company). The amount represents the P&A expense incurred net of the impact of expensing the P&A cost over the revenue streams similar to a participation expense (i.e. the P&A under these arrangements are being expensed similar to a participation cost for purposes of the adjusted measure). The amount is subtracted from EBITDA in the three months ended June 30, 2015 because there was no additional backstopped P&A expense incurred in the period and the amount represents the estimated amortization of the amounts previously added back. Adjusted EBITDA is a non-GAAP financial measure.

We believe EBITDA and Adjusted EBITDA to be meaningful indicators of our performance that provide useful information to investors regarding our financial condition and results of operations. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While we consider EBITDA and Adjusted EBITDA to be important measures of comparative operating performance, they should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. EBITDA and Adjusted EBITDA do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or Adjusted EBITDA in the same manner and the measures, as presented, may not be comparable to similarly-titled measures presented by other companies.

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF FREE CASH FLOW TO
NET CASH FLOWS USED IN OPERATING ACTIVITIES

	Three Months Ended
	June 30,
	2015	2014
	(Amounts in thousands)
Net Cash Flows Used In Operating Activities	$(30,883)	$(12,634)
Purchases of property and equipment	(3,248)	(1,427)
Net borrowings under and (repayment) of production loans	128,811	171,094
Excess tax benefits on equity-based compensation awards	45	2,771
Free Cash Flow, as defined	$94,725	$159,804

Free cash flow is defined as net cash flows used in operating activities, less purchases of property and equipment, plus or minus the net increase or decrease in production loans, plus or minus excess tax benefits on equity-based compensation awards. The adjustment for the production loans is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films and television programs associated with production loans prior to the time the Company actually pays for the film or television program. The Company believes that it is more meaningful to reflect the impact of the payment for these films and television programs in its free cash flow when the payments are actually made.

Free cash flow is a non-GAAP financial measure as defined in Regulation G promulgated by the Securities and Exchange Commission. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

We believe this non-GAAP measure provides useful information to investors regarding cash that our operating businesses generate whether classified as operating or financing activity (related to the production of our films and television programs) within our GAAP based statement of cash flows, before taking into account cash movements that are non-operational. Free cash flow is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry. Not all companies calculate free cash flow in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF EBITDA TO FREE CASH FLOW

	Three Months Ended
	June 30,
	2015	2014
	(Amounts in thousands)
EBITDA	$57,383	$67,320

Plus: Amortization of film and television programs	160,419	158,808
Less: Cash paid for film and television programs(1)	(196,268)	(127,346)
Amortization of (cash paid for) film and television programs in excess of cash paid (amortization)	(35,849)	31,462

Plus: Non-cash stock-based compensation	16,591	16,537
Plus: Distributions from equity method investee	—	6,230
Less: Equity interests income	(11,388)	(18,210)

EBITDA adjusted for items above	26,737	103,339

Changes in other operating assets and liabilities:
Restricted cash	—	1,391
Accounts receivable, net	134,173	169,514
Other assets	(2,514)	382
Accounts payable and accrued liabilities	(95,336)	(95,666)
Participations and residuals	29,916	(1,539)
Deferred revenue	16,776	(4,883)
	83,015	69,199

Purchases of property and equipment	(3,248)	(1,427)
Interest, taxes and other(2)	(11,779)	(11,307)

Free Cash Flow, as defined	$94,725	$159,804
_________________________
(1) Cash paid for film and television programs is calculated using the following amounts as presented in our consolidated statement of cash flows:
Change in investment in film and television programs	$(315,861)	$(263,851)
Change in film obligations	(9,218)	(34,589)
Production loans - borrowings	203,087	207,953
Production loans - repayments	(74,276)	(36,859)
Total cash paid for film and television programs	$(196,268)	$(127,346)
_________________________
(2) Interest, taxes and other consists of the following:
Cash interest	$(10,371)	$(9,442)
Interest and other income	600	1,018
Current income tax provision	(2,053)	(5,654)
Excess tax benefits on equity-based compensation awards	45	2,771
Total interest, taxes and other	$(11,779)	$(11,307)

This reconciliation is provided to illustrate the difference between our EBITDA and free cash flow which are both separately reconciled to their corresponding GAAP metrics.

LIONS GATE ENTERTAINMENT CORP.

RECONCILIATION OF INCOME BEFORE INCOME TAXES, NET
INCOME, AND BASIC AND DILUTED EPS TO ADJUSTED INCOME BEFORE
INCOME TAXES, ADJUSTED NET INCOME, AND ADJUSTED BASIC AND DILUTED EPS

	Three Months Ended June 30, 2015
	(Amounts in thousands, except per share amounts)
	Income before income taxes	Net income	Basic EPS*	Diluted EPS*
As reported	$43,528	$40,684	$0.28	$0.26
Stock-based compensation(1)	16,879	10,689	0.07	0.07
Backstopped prints and advertising expense(2)	(3,934)	(2,491)	(0.02)	(0.02)
As adjusted for stock-based compensation and backstopped prints and advertising expense	$56,473	$48,882	$0.33	$0.31

	Three Months Ended June 30, 2014**
	(Amounts in thousands, except per share amounts)
	Income before income taxes	Net income	Basic EPS*	Diluted EPS*
As reported	$54,020	$43,261	$0.31	$0.30
Stock-based compensation(1)	16,421	10,401	0.08	0.07
Restructuring and other items(3)	4,888	3,096	0.02	0.02
As adjusted for stock-based compensation and restructuring and other items**	$75,329	$56,758	$0.41	$0.38
_________________________
* Basic and Diluted EPS amounts may not add precisely due to rounding
** The definition of adjusted income before income taxes, adjusted net income and adjusted earnings per share now includes the gains or losses from the sale of equity method investments. Accordingly, adjusted income before income taxes, and adjusted net income for the quarter ended June 30, 2014 has been revised to include the gain on the April 2014 sale of the Company's interest in FEARnet of $11.4 million ($7.2 million after income taxes) and representing adjusted basic and diluted earnings per share of $0.05 for the quarter ended June 30, 2014. This presentation is consistent with the Company's increasing investment activity and practice of including equity interest income and losses from equity method investments in adjusted income before income taxes, adjusted net income and adjusted earnings per share. Prior to the sale of FEARnet, the Company recognized cumulative equity interest losses before income taxes of approximately $11.7 million from the Company's interest in FEARnet.

Adjusted income before income taxes, adjusted net income and adjusted basic and diluted EPS are adjusted for the following items (The adjustment to net income is net of the tax impact calculated using the statutory tax rate applicable to each adjustment):
(1) Stock-based compensation: Adjustments for stock-based compensation represents compensation expenses associated with stock options, restricted share units, cash and equity settled SARs.
(2) Backstopped prints and advertising expense: This adjusts income before income taxes and net income to eliminate the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a first dollar loss guarantee (subject to a cap) that such expense will be recouped from the performance of the film (which results in minimal risk of loss to the company). The amount represents the P&A expense incurred net of the impact of expensing the P&A cost over the revenue streams similar to a participation expense (i.e. the P&A under these arrangements are being expensed similar to a participation cost for purposes of the adjusted measure). The amount is subtracted in the three months ended June 30, 2015 because there was no additional backstopped P&A expense incurred in the period and the amount represents the estimated amortization of the amounts previously added back.
(3) Restructuring and other items: Adjustments for certain unusual items, such as severance and restructuring charges, and certain transaction related costs, when applicable. Amounts in the quarter ended June 30, 2014 primarily represent severance costs associated with the integration of the marketing operations of the Company's Lionsgate and Summit film labels and costs related to the move of our international sales and distribution organization to the United Kingdom. A portion of these costs are non-cash charges resulting from the acceleration of vesting of stock awards.

We believe that these non-GAAP measures provide useful information to investors regarding the Company's results as compared to historical periods. The Company uses these measures, among other measures, to evaluate the operating performance of the Company. The Company believes that the adjusted results provide relevant and useful information for investors because they clarify the Company's actual operating performance and allow investors to review our operating performance in the same way as our management. Since these measures are not calculated in accordance with generally accepted accounting principles, they should not be considered in isolation of, or as a substitute for income before income taxes, net income, basic and diluted EPS. Not all companies calculate adjusted income before income taxes, adjusted net income, and adjusted basic and diluted EPS in the same manner and the measures as presented may not be comparable to similarly titled measures presented by other companies.